Exhibit 10.1

EXECUTION COPY

Friedman, Billings, Ramsey Group, Inc. FBR TRS Holdings, Inc. 1001 Nineteenth Street North Arlington, VA 22209	Forest Holdings LLC Forest Holdings (ERISA) LLC c/o Crestview Capital Partners, L.P. 667 Madison Avenue New York, NY 10021

1. Introduction	This letter (the “Letter Agreement”) confirms our agreement with respect to the transaction among Friedman, Billings, Ramsey Group, Inc. (“FBR Group”), FBR TRS Holdings, Inc. (“FBR TRS”), FBR Capital Markets Corporation (“FBR” or the “Company”), Forest Holdings (ERISA) LLC (“Crestview ERISA”) and Forest Holdings LLC (“Crestview LLC” and together with Crestview ERISA, “Crestview”) and certain related matters. This Letter Agreement will be a binding agreement when signed by each of FBR Group, FBR TRS, FBR and Crestview. In connection with the execution of this Letter Agreement, Crestview Capital Partners, L.P. is delivering an equity commitment letter to each of Crestview ERISA and Crestview LLC with respect to the investment of the Invested Capital (as defined below) and the Company shall be entitled to rely on such letter.

2. Purchaser	Crestview LLC and Crestview ERISA or their affiliates (collectively, “Purchaser”).

3. Transaction

At the Closing (as defined below), the Purchaser will invest $100 million (as such amount may be increased pursuant to the following sentence, the “Invested Capital”) in the Company in connection with a broader equity capital transaction described in Annex A (the “Transaction”). Purchaser shall have the right to increase the amount of Invested Capital proportionately if the Transaction (excluding the Invested Capital) raises more than $300 million. The Purchaser will acquire common shares (the “Shares”) of the Company at a price of $17.50 per share or, if lower, at the price per Share in connection with the Transaction (the “Purchase Price”). The Shares acquired by Purchaser with the Invested Capital (including Shares issued in respect of, in exchange for or in substitution of such Shares by reason of any reorganization, recapitalization, stock dividend, stock split or any similar change in the capital structure of the Company (a “Reorganization”)) are referred to herein as “Original Shares”.

At the Closing, the Purchaser will be granted options to buy, free and clear of all liens and encumbrances (other than the agreements described below) 2.68 million Shares (the “Options”) from FBR. The Options will be exercisable at a price of $20.00 per share (which price shall be subject to proportional reduction in the event the Purchase Price is less than $17.50 per Share), will contain a cashless exercise provision and will have a six-year expiration. The exercise price of the Options will be reduced from time to time pursuant to a methodology to be agreed to reflect dividends paid by the Company (or the Company can pay an amount equal to the dividends on the Options on an as-converted basis which (along with interest earned thereon) will be held in trust until exercise of such Options) and will contain other customary anti-dilution adjustments for stock splits, combinations and the like and for issuances below the then-current exercise price of the Options.

The FBR Group and FBR will work in good faith toward the success of the Transaction. Purchaser shall cooperate with FBR Group and FBR in connection with the Transaction as reasonably requested by FBR Group and FBR.

4. Conditions Precedent

The investment of the Invested Capital and the issuance of the Options (the “Closing”) will be conditioned on the following:

1. The completion (contemporaneous or immediately prior) of the Transaction as described in Annex A.

2. Clearance under or early termination of the Hart-Scott Rodino (“HSR”) waiting period, if applicable. The Parties will make all required HSR filings promptly but in any event by 4 p.m. on Friday June 23, 2006, and will request early termination of the waiting period. If the Closing occurs before this condition is satisfied, Purchaser will acquire at the Closing as many Shares as it is legally able to without requiring HSR clearance, and the remainder as soon as practicable after satisfaction of this condition.

5. Definitive Agreements

Upon the Closing, the parties will execute one or more agreements reflecting the following provisions:

1) Board of directors.

(i) The board of directors of the Company (the “Board”) will initially consist of nine members (it being understood that it may take some time following the Closing until all of the members of the Board (other than the Crestview designees who will be appointed at the Closing) are selected and appointed): (1) one director nominated by Crestview ERISA and one director nominated by Crestview LLC; (2) three directors nominated by FBR TRS and (3) four directors who are independent (within the meaning of the rules promulgated by the SEC and the exchange on which the Shares are listed). Each of the initial independent directors shall be selected by FBR TRS and shall be reasonably acceptable to Purchaser. Any party may remove and replace any or all of its designees, and FBR TRS shall have the right to remove and replace (with respect to replacement, after consultation with Purchaser) any or all of the independent directors, in each case, at any time, and all parties shall cooperate in facilitating such action. The definitive agreements will provide that for so long as Crestview has the right to designate one director to the Board pursuant to this Section 5(1), FBR TRS may not act to remove a director nominated by Crestview except for cause (which will be defined to include serious matters such as conviction of a felony) and in that event the relevant Crestview entity may nominate a replacement for the director so removed.

(ii) Independent directors shall be paid compensation as set by the Board and all directors shall be entitled to reimbursement of their expenses of service.

(iii) For so long as Crestview has the right to designate one director to the Board pursuant to this Section 5(1), in the event of a vacancy created by the departure (for any reason, including removal) of an independent director, FBR TRS shall select a replacement independent director who shall be reasonably acceptable to Crestview, provided that if FBR TRS and Crestview are unable to agree on the replacement independent director, FBR TRS shall have the right to designate the replacement independent director to serve until such time as FBR TRS and Crestview can agree on a permanent replacement. If FBR TRS and Crestview are unable to agree on a permanent replacement director within 45 days, the remaining permanent independent directors, if any, shall select the permanent replacement independent director after consultation with both parties.

(iv) For so long as Crestview has the right to designate one director to the Board pursuant to this Section 5(1), each committee of the Board, to the extent permitted by applicable law, rule or regulation, shall have as a member at least one Purchaser designee and one FBR TRS designee and if not permitted by applicable law, rule or regulation, such designee(s) shall be entitled to observer status.

(v) If Purchaser sells, transfers or otherwise disposes of greater than (1) 33 1/3% of its Original Shares, Crestview LLC shall no longer be entitled to designate 1 director and (2) 66 2/3% of its Original Shares, Crestview ERISA shall no longer be entitled to designate 1 director, and upon either of the foregoing, the applicable Purchaser’s designee shall be replaced by an additional independent director nominated by FBR TRS, in the case of (1) above only, reasonably acceptable to Purchaser. From and after such time as Purchaser shall no longer own at least 66 2/3% of its Original Shares, (i) Purchaser shall have no further approval rights with respect to independent directors and (ii) Crestview ERISA shall have customary “soft” management rights for ERISA purposes.

(vi) If FBR TRS sells, transfers or otherwise disposes of greater than 50% of its Shares (measured as of the Closing but including Shares issued in respect of, in exchange for or in substitution of such Shares by reason of any Reorganization), FBR TRS shall no longer have the rights described above to select the independent directors. FBR TRS shall retain the right to nominate three directors unless both (i) FBR TRS sells, transfers or otherwise disposes of greater than 50% of its Shares (measured as of the Closing but including Shares issued in respect of, in exchange for or in substitution of such Shares by reason of any Reorganization) and (ii) none of Eric F. Billings, Richard J. Hendrix or J. Rock Tonkel, Jr. remains with the Company in a senior executive position.

(vii) Each of Purchaser and FBR TRS (and their respective affiliates) shall vote all of the Shares under their control to implement the foregoing.

(viii) For so long as Purchaser has the right to designate one director to the Board pursuant to this Section 5(1), Purchaser shall have the right to designate one of such directors (or another representative reasonably acceptable to FBR TRS) to sit on the board of directors of all subsidiaries of the Company other than the direct and indirect subsidiaries of the Company that are registered investment advisers (provided that if that would cause a violation of any applicable law, rule or regulation, such person shall only have observer rights on such board).

(ix) The parties acknowledge that when the Company becomes a public company, it will have to comply with securities laws and exchange listing requirements, and they will cooperate in good faith to ensure that it does so comply consistent with the provisions of this Letter Agreement.

2) Affiliate Transactions. Transactions, agreements or arrangements (including amendments, waivers or terminations of agreements or arrangements) between FBR, on the one hand, and FBR Group and its affiliates, on the other hand, shall require approval by a majority of the Board, other than the FBR TRS designees (in other words, the Crestview designees and the independent directors).

3) Transfer Restrictions. Each of FBR TRS and Purchaser will agree not to sell any of their Shares for 12 months after the Closing (for avoidance of doubt this shall not restrict a merger or other business combination involving the Company). Following the lock-up period, (i) FBR TRS shall have a right of first offer in the event Purchaser intends to sell any Shares (other than in a public offering, pursuant to Rule 144 (except in a privately negotiated transaction in which the counterparty is known) or to certain permitted transferees), and (ii) if Purchaser intends to sell Shares to any of the Restricted Entities for the account of such Restricted Entity as principal in a privately negotiated transaction (that is, in which the counterparty is known to be a Restricted Entity), FBR TRS shall have a right of first refusal to purchase such Shares, and if FBR TRS (or one of its affiliates) does not exercise that right within 10 business days of receipt of written notice including, in the case of clause (i) the purchase price and in the case of clause (ii) all of the material terms of the proposed sale, Purchaser may proceed with the sale on terms that are in the aggregate no less favorable to Purchaser than those set forth in such notice. Except as provided herein, each of Purchaser and FBR Group (and their respective affiliates) may sell its shares subject to compliance with securities laws. “Restricted Entities” means the entities set forth on Annex B plus up to five additional entities proposed by FBR TRS prior to the Closing so long as such persons are reasonably acceptable to Purchaser. The rights of Purchaser provided herein (other than rights that flow to a buyer in its capacity of the owner of Shares, such as the right to vote and receive dividends declared) are personal to Purchaser and will not pass to any acquiror of Purchaser’s Shares. In the event FBR TRS sells or otherwise transfers Shares representing at least a 10% interest in the Company to any one party or group, FBR TRS will require such person or group to be bound by the obligations of FBR TRS set forth in Section 5(1) of this Letter Agreement to vote for and otherwise support the provisions of Section 5(1) for the benefit of Purchaser.

4) General liquidity rights. The definitive agreements will provide for customary tag-along sale rights. Purchaser shall also have customary demand and piggyback registration rights to be reasonably agreed but in no event less favorable to Purchaser than the registration rights given to FBR TRS and the purchasers in the Transaction; provided that Purchaser shall have demand registration rights for 2 underwritten offerings. The definitive agreements will provide for customary legends and investment representations.

5) Disclosure obligations. The parties shall have reasonable rights to review in advance and comment on all public disclosures relating to this Letter Agreement, the documents referred to herein and the transactions and arrangements contemplated hereby and thereby in any offering document relating to the Transaction and in any other public statement (including in any document furnished to the SEC) made regarding this Letter Agreement, the documents referred to herein and the transactions and arrangements contemplated hereby and thereby.

6) Placement and strategic advisory fees. In exchange for its ongoing strategic value, advice, and assistance, an affiliate of the Purchaser (to be designated by Purchaser) shall receive an initial placement fee equal to 7% of Invested Capital, and an affiliate of the Purchaser will receive an annual strategic advisory fee of $1 million (plus reimbursement of reasonable out-of-pocket expenses), thereafter as long as Purchaser owns at least 50% of its Original Shares. FBR shall reimburse Purchaser for its actual, documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Letter Agreement, up to a maximum of $2 million.

7) Other Provisions. As long as Purchaser owns any Original Shares, (i) Purchaser will have customary preemptive rights to enable Purchaser to remain at the ownership level reflected by its Shares acquired pursuant to this Letter Agreement (including any shares acquired through the exercise of its Options) with respect to new issuances of Company securities (except for stock and option grants to Company directors and employees), which shall be equivalent to (and no less favorable to Purchaser than) the preemptive rights granted to FBR TRS or its affiliates and (ii) Purchaser shall also have customary information rights.

8) Term. Unless otherwise provided herein or therein, the agreements providing the rights and obligations specified in this Letter Agreement shall expire at such time as Purchaser ceases to own less than 1% of the Original Shares, provided that such termination shall not affect any Options that are then in effect pursuant to Section 3 above

6. Governing Law

This Letter Agreement will be governed by New York law without regard to the conflicts of law rules of such jurisdiction. This Letter Agreement may be executed in one or more counterparts and all such counterparts taken together shall constitute one and the same instrument.

7. Representations and Warranties

Each of FBR Group, FBR TRS and the Company, on the one hand, and Crestview, on the other side, represents and warrants to the other on the date hereof and on the date of Closing as follows:

1. It is an entity duly organized and validly existing and in good standing under the laws of the its jurisdiction of formation, with requisite power and authority to execute and deliver this Letter Agreement, and to consummate the transactions contemplated hereby;

2. The execution, delivery and performance by it of this Letter Agreement, and the consummation by it of the transactions contemplated hereby and compliance by it with the terms and provisions hereunder will not conflict with, or result in any breach of or constitute a default under (nor constitute any event which with notice, lapse of time, or both would constitute a breach of, or default under), (i) any provision of its charter documents, (ii) any provision of any contract, license, indenture, mortgage, deed of trust, bank loan or credit agreement or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order applicable to it, except in the case of clauses (ii) or (iii) for such conflicts, breaches or defaults which have been validly waived or would not reasonably be expected to have a material adverse effect on it or result in the creation or imposition of any material lien, charge, claim or encumbrance upon any of its property or assets.

3. This Agreement has been duly authorized, executed and delivered by it and is enforceable in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity, and except to the extent that the indemnification provisions hereof or thereof may be limited by federal or state securities laws and public policy considerations in respect thereof.

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In addition, Purchaser shall be entitled to rely on the Company’s representations and warranties set forth in Section 4 of the Purchaser Placement Agreement (in the form attached hereto as Annex C), which are hereby incorporated by reference herein and which shall be made by the Company to the Purchaser by officer’s certificate on the date of, and as a condition to, the Closing; provided, however, that the references in the Purchaser Placement Agreement to “this Agreement,” the “Transaction Agreements,” “the transactions contemplated by this Agreement or the Transaction Agreements,” “Shares” and other terms relating to the Transaction shall be deemed references to this Letter Agreement, the agreements described in this Letter Agreement, the transactions contemplated hereby and thereby, the Shares acquired hereunder or, with respect to other terms, their equivalents hereunder, as applicable. Purchaser shall have customary contractual indemnification rights with respect to losses or damages suffered by Purchaser as a result of a breach by the Company of its representations and warranties; provided that (i) such indemnification shall be subject to a $25 million deductible and (ii) Purchaser’s rights to indemnification shall terminate at such time as Purchaser’s shares are covered by an effective registration statement filed with the Securities and Exchange Commission.

8. Miscellaneous

FBR Group and Crestview agree to use their reasonable best efforts to complete definitive agreements with respect to the transactions described in this Letter Agreement by the Closing Date. For the avoidance of doubt, in the event such definitive agreements are not entered into by the Closing, this Letter Agreement shall, automatically and without any further act being required, be deemed to be the definitive documentation upon which such transactions will be consummated.

If and to the extent any provisions of the proposed articles of incorporation or bylaws or agreements of the Company to be entered in to in connection with the Company’s formation and the Transaction are inconsistent with the terms of this Letter Agreement, appropriate changes or references shall be made thereto or therein, as appropriate, to ensure that the terms of this Letter Agreement shall control and that the articles of incorporation and bylaws of the Company shall not be inconsistent with the terms hereof.

FBR Group hereby agrees that it will cause FBR TRS (and its permitted assignees) to perform its obligations under this Letter Agreement.

The term of this Letter Agreement shall be as set forth in Annex A.

FBR Group and FBR TRS may assign their rights and obligations hereunder only in connection with the right of first offer and right of first refusal described above, and then only to another affiliate of FBR Group; provided that no such assignment shall relieve FBR Group or FBR TRS of its obligations or liabilities hereunder. If FBR Group or FBR TRS (or any of their assignees) transfers Shares to its affiliates, such affiliates shall become bound by all the provisions of this Letter Agreement pursuant to an agreement reasonably satisfactory to Crestview.

This Letter Agreement is accepted and agreed to on the terms set forth above as of this 22nd day of June, 2006:

Forest Holdings LLC

By: Crestview Capital Partners, L.P., as Member

By: Crestview Partners, L.P., its General Partner

By: Crestview, L.L.C., its General Partner

By:	/s/ Barry S. Volpert

Name: Barry S. Volpert

Title: Chairman and CEO

Forest Holdings (ERISA) LLC

By: Crestview Capital Partners (ERISA), L.P., as Member

By: Crestview Partners, L.P., its General Partner

By: Crestview, L.L.C., its General Partner

By:	/s/ Barry S. Volpert

Name: Barry S. Volpert

Title: Chairman and CEO

Friedman Billings Ramsey Group, Inc.

By:	/s/ Eric F. Billings

Name: Eric F. Billings

Title: Chief Executive Officer

FBR TRS Holdings, Inc.

By:	/s/ Eric F. Billings

Name: Eric F. Billings

Title: Chief Executive Officer

FBR Capital Markets Corporation

By:	/s/ Eric F. Billings

Name: Eric F. Billings

Title: Chief Executive Officer